Exhibit 10.2

NORTH POINTE HOLDINGS CORPORATION
EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD
Dear :
You have been granted an award of shares of common stock of North Pointe Holdings Corporation (the “Company”) constituting a Restricted Stock award under the North Pointe Holdings Corporation Equity Incentive Plan (the “Plan”) with the following terms and conditions:

Grant Date:

Number of Restricted Shares:

Vesting Schedule:	Your Restricted Shares vest in accordance with the following schedule, provided you are employed by the Company or an Affiliate on the applicable vesting date:

Your Restricted Shares will become immediately vested if your employment terminates as a result of death or Disability. For purposes of this Agreement, “Disability” means your inability to perform the material duties of your occupation as a result of a medically-determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a period of at least 12 months, as determined by the Committee. The Committee may require you to submit such medical evidence or to undergo a medical examination by a doctor selected by the Committee as the Committee determines is necessary in order to make a determination hereunder.

Upon any other termination of employment prior to the date the Restricted Shares are vested, you will forfeit the Restricted Shares.

Escrow of Certificates	Your Restricted Shares will be held in escrow by the Company, as escrow agent. The Company will give you a receipt for the Shares held in escrow that will state that the Company holds such Shares in escrow for your account, subject to the terms of this Award, and you will give the Company a stock power for such Shares duly endorsed in blank which will be used in the event such Shares are forfeited in whole or in part. As soon as practicable after the vesting date, the Restricted Shares will cease to be held in escrow, and certificate(s) for such number of Shares will be delivered to you or, in the case of your death, to your estate.

Transferability of Restricted Shares:	You may not sell, transfer or otherwise alienate or hypothecate any of your Restricted Shares until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies (including, without limitation, the Company’s Insider Trading Policy) or an agreement between the Company and its underwriters prohibit a sale.

Voting and Dividends:	While the Restricted Shares are subject to forfeiture, you may exercise full voting rights and will receive all dividends and other distributions paid with respect to the Restricted Shares, in each case so long as the applicable record date occurs before you forfeit such Shares. If, however, any such dividends or distributions are paid in Shares, such Shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award as are the Restricted Shares with respect to which they were paid.

Transferability of Award:	You may not transfer or assign this Award for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment in violation of this provision will be null and void.

Tax Withholding:	To the extent that the receipt of the Restricted Shares or the vesting of the Restricted Shares results in income to you for federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt or vesting, as the case may be, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations. If you do not make an election under Section 83(b) of the Code, in connection with this Award, you may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Restricted Shares otherwise deliverable to you from escrow hereunder on the date the tax is to be determined having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold in connection with the vesting of such Shares. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Amendment:	This Restricted Stock Award may be amended only by written consent of the Company and the Recipient, unless the amendment is not to the detriment of the Recipient.

Counterparts:	This Restricted Stock Award may be executed in counterparts.

Governing Law:	The provisions of Section 9(f) of the Plan apply to this Restricted Stock Award.
This Restricted Stock Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.
BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND
CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

Authorized Officer	Recipient

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